UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2012

STAG INDUSTRIAL, INC.

(Exact name of registrant specified in its charter)

Maryland	1-34907	27-3099608
(State or Other Jurisdiction	(Commission	(IRS Employer
Of Incorporation)	File Number)	Identification No.)

99 High Street, 28th Floor

Boston, Massachusetts 02110

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (617) 574-4777

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.          ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 9, 2012, upon the approval of a special committee of disinterested directors, STAG Industrial, Inc. (the “Company”), through its subsidiary, STAG Industrial Holdings, LLC, entered into a purchase and sale agreement with the Company’s affiliate, STAG Investments Holdings II, LLC (“Fund II”) and its subsidiaries, to acquire a portfolio of 34 industrial properties (the “Fund II Portfolio”) with approximately 4.8 million rentable square feet for a total purchase price of approximately $138.8 million. The Company expects to fund a portion of the purchase price with the net proceeds from its common stock offering.  The Company intends to fund the balance of the purchase price with available cash, borrowings under its $100 million secured corporate revolving credit facility (the “credit facility”) and the proceeds from additional debt financings. No debt will be assumed in connection with the Company’s acquisition of the Fund II Portfolio.

The Company can make no assurance that it will acquire all or any of the properties in the Fund II Portfolio or, if it does, what the timing of any such acquisition will be. The Company expects to complete the acquisition of the Fund II Portfolio during the third quarter of 2012, subject to satisfactory completion of its due diligence and the satisfaction of various other conditions, including the receipt of third-party consents, including ground lease consents.  In addition, three of the 34 properties in the Fund II Portfolio are subject to a right of first refusal or other purchase option in favor of the tenant. If the Company has not received a waiver of these rights or purchase options prior to the initial closing date, the purchase and sale agreement provides for a possible second closing date for such properties within 60 days of the initial closing date, subject to extension under certain circumstances. If the Company is unable to obtain a waiver of these rights or options from the tenants, the Company will not acquire such properties in the transaction and the purchase price will be adjusted. In addition, if specified conditions with respect to title and survey are not satisfied with respect to a property, that property will be an “excluded property” and the Company may terminate the acquisition of the excluded properties and the purchase price will be adjusted.

The following table sets forth additional information regarding the Fund II Portfolio as of June 30, 2012:

Property Address	City	Number of Properties	Asset Type	Year Built	Year Renovated (1)	Total Rentable Square Feet	Occupancy
Alabama
16 Downing Drive	Phenix City	1	Warehouse/ Distribution	1999	2004	117,568	100%

Indiana
1520 Kepner Drive	Lafayette	1	Warehouse/ Distribution	1996		71,400	100%
1540-1530 Kepner Drive	Lafayette	1	Warehouse/ Distribution	1995	1997	120,000	100%
1521 Kepner Drive	Lafayette	1	Warehouse/ Distribution	1999		275,000	100%
2201 E. Loew Road	Marion	1	Warehouse/ Distribution	1994		249,600	100%
400 South Byrkit Street	Mishawaka	1	Warehouse/ Distribution	1967	2005	308,885	100%
725 George Nelson Drive (3)	Portage	1	Warehouse/ Distribution	1997	1999	212,000	100%

Kansas
636 South 66th Terrace	Kansas City	1	Manufacturing	1988	2003	56,580	100%
1900 Wilson Street	Parsons	1	Manufacturing	1954	2000	120,000	100%
2655/2755 South Eastmoor Street	Wichita	1	Warehouse/ Distribution	2002		80,850	100%
2652 South Eastmoor Street	Wichita	1	Warehouse/ Distribution	1989		120,000	100%
2750 South Rock Road	Wichita	1	Warehouse/ Distribution	2001		44,760	100%
2510 South Eastmoor Street	Wichita	1	Warehouse/ Distribution	2000		47,700	100%

Michigan
260-272 Rex Boulevard	Auburn Hills	1	Warehouse/ Distribution	1988		87,932	54%
4757 128th Avenue (2)	Holland	1	Warehouse/ Distribution	2002		195,000	100%
5640 Pierson Highway	Lansing	1	Warehouse/ Distribution	2001		250,100	100%
22925 Venture Drive	Novi	1	Warehouse/ Distribution	1997		120,800	100%
42600 Merrill Street	Sterling Heights	1	Warehouse/ Distribution	1989		108,000	100%

New York
122 Balzano Drive	Gloversville	1	Warehouse/ Distribution	1993		101,589	55%
6 Clemont Street	Johnstown	1	Warehouse/ Distribution	1994		52,500	100%
125 Balzano Street	Gloversville	1	Warehouse/ Distribution	1993		50,000	100%
123 Union Avenue	Johnstown	1	Warehouse/ Distribution	2003		60,000	100%
141 Sal Landrio Drive (2) (3)	Gloversville	1	Flex/Office	2000		26,529	100%
150 Enterprise Drive (2)	Johnstown	1	Warehouse/ Distribution	1993	2001	57,102	100%
231 Enterprise Drive	Johnstown	1	Manufacturing	1995		42,325	100%
109 Balzano Drive	Gloversville	1	Warehouse/ Distribution	1989		59,965	100%

Pennsylvania
100 Papercraft Park	O’Hara Township	1	Warehouse/ Distribution	1967	1970	887,084	100%

South Carolina
308-310 Maxwell Avenue	Greenwood	1	Manufacturing	1991		70,100	100%
215 Mill Avenue	Greenwood	1	Manufacturing	1950	1997	104,955	100%
100 Holloway Road	Ware Shoals	1	Manufacturing	1989		20,514	100%

Tennessee
1094 Flex Drive (3)	Jackson	1	Warehouse/ Distribution	1971	2004	250,000	100	% (4)

Texas
47 Butterfield Circle (3)	El Paso	1	Warehouse/ Distribution	1997		125,245	0%
12 Leigh Fisher Boulevard (3)	El Paso	1	Warehouse/ Distribution	1994		144,000	100%

Virginia
One Compair Way	Independence	1	Warehouse/ Distribution	1989		120,000	100%

Total/Weighted Average		34				4,758,083	95.6	% (4)

(1)         Renovation means a material upgrade, alteration or addition to a building or building systems resulting in increased marketability of the property.

(2)         Subject to right of first refusal or other option to purchase.

(3)         Property held subject to a ground lease.

(4)         The tenant vacated the property on August 1, 2012.  As a result, as of August 6, 2012, the Fund II Portfolio properties were 90.3% leased.

Prior to the Company’s initial public offering and related formation transactions in April 2011, the Company’s predecessor business acquired, owned and managed all of the properties in the Fund II Portfolio. Since the completion of the Company’s formation transactions, Fund II has continued to operate as a private, fully invested fund and the Company has managed the properties in the Fund II Portfolio pursuant to its services agreement with Fund II.

Certain of the Company’s executive officers and their affiliates have direct or indirect interests in Fund II, including residual interests, or contingent profit interests, in Fund II and may receive portions of distributions from the assets of Fund II after return of capital and preferred returns to the equity investors in Fund II. Because of these interests, the Company’s board of directors appointed a special committee of disinterested directors to negotiate, evaluate and approve or disapprove of the Company’s acquisition of the Fund II Portfolio. In connection with their evaluation of the transaction and negotiation of definitive documentation, the special committee hired its own independent legal counsel, an independent broker and other consultants. In addition, as a result of the interests of certain of the Company’s executive officers, the sale of the Fund II Portfolio to the Company is an “affiliate sale” under Fund II’s operating agreement and required that Fund II’s third-party institutional investors approve the sale. The Company has received the necessary consent from the Fund II investors.

The foregoing summary of the purchase and sale agreement and the acquisition of the Fund II Portfolio does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the purchase and sale agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2012.

ITEM 7.01           REGULATION FD DISCLOSURE

The Company discloses the following recent developments:

New Proposed Unsecured Revolving Credit Facility and Term Loan

The Company has entered into a non-binding term sheet with Bank of America, N.A. for a new unsecured revolving credit facility in an amount up to $200 million (the “new credit facility”) and a $150 million term loan (the “term loan”). Pursuant to an accordion feature, the new credit facility can be increased to, in the aggregate, upon the Company’s request, to not more than $300 million, subject to, among other things, an absence of default under the new credit facility, compliance with borrowing base requirements and approval of each lender. The new credit facility would have a term of four years, which may be extended at the Company’s request for one year upon the payment of applicable fees and satisfaction of certain customary conditions. The term loan would have a term of five years.

The proposed new credit facility will be unsecured. The amount available for the Company to borrow under the new credit facility and the term loan would be based on the lesser of (i) 60.0% of the borrowing base value (defined in the term sheet as the adjusted net operating income of the borrowing base properties divided by the capitalization rate) of the Company’s properties that form the borrowing base of the new credit facility and the term loan, and (ii) the amount that would create a debt service coverage ratio of not less than 1.6.

The applicable LIBOR margin used in the calculation of the interest rate under the Company’s current credit facility is equal to (i) LIBOR plus 225 basis points to 325 basis points, depending on the Company’s ratio of consolidated debt to total asset value, or (ii) base rate plus 125 basis points to 225 basis points, depending on the Company’s ratio of consolidated debt to total asset value. Under the new credit facility, the interest rate would be reduced to (i) LIBOR plus 165 basis points to 225 basis points, depending on the Company’s ratio of consolidated debt to total asset value, or (ii) base rate plus 65 basis points to 125 basis points, depending on the Company’s ratio of consolidated debt to total asset value. The proposed new credit facility would continue to include a series of financial and other covenants with which the Company must comply.

The proposed new credit facility, which will replace the Company’s existing credit facility, and term loan, are subject to lender due diligence, definitive documentation and the satisfaction of closing conditions; accordingly, the Company can make no assurance that the new credit facility or term loan will be procured on the terms, including the amounts available to be borrowed, described above, or at all.

Proposed Fund II Portfolio Financing

The Company has entered into a non-binding term sheet with Wells Fargo Bank, National Association for a new secured financing in an amount of approximately $94.9 million (the ‘‘Fund II Portfolio Financing’’). The Fund II Portfolio Financing would have a term of 10 years and would be secured by first mortgages on the properties in the Fund II Portfolio. The Fund II Portfolio Financing would bear interest at a fixed annual rate equal to the sum of (i) the 10-year offer-side swap rate (or treasury rate, which ever is greater), which in no event shall be less than 1.53%, plus (ii) 305 basis points. The proposed Fund II Portfolio Financing would include a series of financial and other covenants with which the Company must comply. The Fund II Portfolio Financing is subject to lender due diligence, definitive documentation and the satisfaction of closing conditions; accordingly, the Company can make no assurance that the Fund II Portfolio Financing will be procured on the terms, including the amount to be borrowed, described above, or at all.

Wells Fargo Master Loan

As of June 30, 2012, the Company had approximately $124.8 million of principal amount outstanding under its master loan with Wells Fargo Bank, N.A. (the “Wells Fargo Master Loan”), which bears interest at a rate of LIBOR plus 3.00% and matures in October 2013. The Company expects to use the proceeds of the term loan described above to repay the amount outstanding under the Wells Fargo Master Loan.

The information furnished pursuant to this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. In addition, this information shall not be deemed incorporated by reference in any filing of the Company with the Securities and Exchange Commission, except as expressly set forth by specific reference in any such filing.

Forward-Looking Statements

This Current Report on Form 8-K, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “should,” “project” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, our ability to complete the acquisition of the Fund II Portfolio, our ability to complete the proposed financings on the terms described above or at all, and the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as updated by the Company’s Quarterly Reports on Form 10-Q.  Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAG INDUSTRIAL, INC.

	By:	/s/ Gregory W. Sullivan
Gregory W. Sullivan
Chief Financial Officer, Executive Vice President,
And Treasurer

Dated: August 9, 2012